EXHIBIT 99.1

OptimumBank Holdings Announces Quarterly and Six-Month Results

FORT LAUDERDALE, Fla., July 14, 2008 (PRIME NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank, reported net income of $388,797, or $.12 per basic share, for the second quarter ended June 30, 2008, as compared to net income of $387,004, or $.12 per basic share, for the prior year quarter ended June 30, 2007. Net income for the six-month period ended June 30, 2008 was $817,825 or $.26 per basic share, as compared to $801,977, or $.26 per basic share, for same period last year. Chairman of the Board Albert Finch said, "We are proud to maintain our earnings with unprecedented weakness in the real estate market." On June 12, 2008, the Company declared a 5% stock dividend for the third year in a row. Mr. Finch noted, "We are looking positively to the future and want to continue to reward shareholder loyalty."

Company assets increased to $251.9 million at June 30, 2008, as compared to $237.4 million at June 30, 2007, a 6.1% increase. The Company's net loan portfolio declined to $161.5 million at June 30, 2008, as compared to $172.4 million at June 30, 2007. The Company's securities portfolio increased to $78.4 million at June 30, 2008, as compared to $53.4 million at June 30, 2007. President Richard L. Browdy noted, "Lending demand is weak and the Company continued to increase its loan loss reserves this quarter to reflect the deteriorating real estate market."

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
           Richard L. Browdy, President
             (954) 776-2332
           Albert J. Finch, Chairman of the Board
             (954) 776-2332